Exhibit 99.1

Chavant Capital Acquisition Corp. Announces the Separate Trading of its Ordinary Shares and Warrants, Commencing on August 10, 2021

NEW YORK, August 3, 2021 – Chavant Capital Acquisition Corp. (the “Company”) announced today that holders of the units sold in the Company’s initial public offering of 8,000,000 units completed on July 22, 2021 (the “offering”) may elect to separately trade the ordinary shares and warrants included in the units commencing on August 10, 2021. Any units not separated will continue to trade on the Nasdaq Capital Market (“Nasdaq”) under the symbol “CLAYU”, and each of the ordinary shares and warrants will separately trade on Nasdaq under the symbols “CLAY” and “CLAYW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into ordinary shares and warrants.

About Chavant Capital Acquisition Corp.

Chavant Capital Acquisition Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any sector or geography, the Company intends to focus its search on advanced manufacturing and advanced materials technology sectors.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 19, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Roth Capital Partners, 888 San Clemente, Newport Beach, CA 92660, Attn: Prospectus Department, telephone: 800-678-9147; or Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, Attn: Equity Capital Markets, telephone: 612-334-6300 or by email at prospectus@chlm.com; or by accessing the SEC’s website, www.sec.gov.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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